Exhibit 99.1

First National Approves 6% Dividend

          SPARTANBURG, S.C., April 21 /PRNewswire-FirstCall/ -- First National Bancshares, Inc. (Nasdaq: FNSC) (http://www.firstnational-online.com), the bank holding company for First National Bank of the South, today announced that its Board of Directors, at their April 18 meeting, approved a 6% stock dividend.  This special dividend is payable on May 15, 2006 to common shareholders of record on May 1, 2006.  This 6% stock dividend follows two 3 for 2 stock splits previously distributed on January 18, 2006, and on March 1, 2004.

          Jerry L. Calvert, President and CEO, said, “It is our privilege to recognize and reward the loyalty and support of our shareholders as we celebrate our bank’s six-year anniversary.  We have experienced significant earnings and balance sheet growth since our inception.  The decision to distribute this stock dividend recognizes this solid financial performance and is a result of the desire of our Board of Directors to enhance shareholder value and increase the liquidity of our common stock.”

          The dividend will increase the number of common shares outstanding to 3,348,707 from 3,159,298.  In a stock dividend, shareholders receive shares of common stock and cash in lieu of fractional shares.  For example, a shareholder of 100 shares of First National stock on the record date of May 1, 2006, will receive an additional 6 shares of stock in the payment of the 6% stock dividend.

          Earnings per share previously reported for the quarters ended March 31, 2006 and 2005, have been adjusted to reflect the 6% stock dividend. Net income for the quarter ended March 31, 2006, was $697,000, an increase of 44.6%, compared to net income of $482,000 for the quarter ended March 31, 2005. Net income per diluted share for the quarter ended March 31, 2006, was $0.17 per share, or an increase of 30.8% over $0.13 per diluted share for the same period in 2005.

          First National Bancshares, Inc. is a $350 million-asset bank holding company based in Spartanburg, South Carolina.  Its stock is traded on the NASDAQ National Market under the symbol FNSC.  It was incorporated in 1999 to conduct general banking business through its wholly-owned subsidiary, First National Bank of the South. First National’s stock price closed at $18.91 per share on April 19, 2006, up $0.90 from the previous day’s close.

          First National Bank of the South provides a wide range of financial services to consumer and commercial customers through two divisions. The banking division operates four full-service offices, three in Spartanburg County and one in Mount Pleasant, as well as loan production offices in Columbia, Daniel Island and Greenville, South Carolina. First National has also received approval from the Office of the Comptroller of the Currency to open its fifth full-service branch and Greenville market headquarters at 3401 Pelham Road in Greenville, South Carolina.

          The Greenville loan production office also houses the small business lending division. This division operates under the name First National Business Capital and provides small business lending services to customers in the Carolinas and Georgia. First National also offers trust and investment management services to its customers through an alliance with Colonial Trust Company which has offices in Spartanburg and Greenville. Additional information about First National is available from its media room at http://firstnational-online.mediaroom.com.

          Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations and confidence in our loan quality, as well as any other statements that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause or contribute to such differences, please see First National’s filings with the Securities and Exchange Commission.

          Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

First National Bancshares, Inc.

	For the Quarter Ended March 31,
Income Statement Data (unaudited) (Dollars in Thousands, Except Per Share Data)			Increase/ (Decrease)
	2006	2005

Net interest income	$3,005	$2,043	47.1%
Provision for loan losses	343	271	26.6%
Noninterest income	518	357	45.1%
Noninterest expense	2,127	1,410	50.9%
Net income	$697	$482	44.6%
Net interest margin(1)	3.66%	3.52%	4.0%
Return on average assets(1)	0.82%	0.80%	2.5%
Return on average equity(1)	12.34%	13.67%	(9.7)%
Efficiency ratio(1)	60.37%	58.75%	2.8%
Net charge-offs to average total loans(1)	0.07%	0.05%	40.0%
Earnings per diluted share(2)	$0.17	$0.13	30.8%
Weighted average shares outstanding
Basic(2)	3,329,653	2,866,525	16.2%
Diluted(2)	4,103,442	3,610,613	13.6%

	As of March 31,
Selected Balance Sheet Data (unaudited) (Dollars in Thousands, Except Per Share Data)			Increase/ (Decrease)
	2006	2005

Assets	$359,181	$256,580	40.0%
Loans, net of unearned income	287,987	208,682	38.0%
Allowance for loan losses	3,014	2,504	20.4%
Deposits	294,352	203,901	44.4%
Shareholders’ equity	22,745	14,050	61.9%
Book Value per share(2)	$6.79	$4.90	38.6%

(1) Annualized for the three month periods.

(2) Amounts for the quarter or as of March 31, 2005 have been restated for the 3 for 2 stock split distributed on January 18, 2006.  Amounts for the quarters ended or as of March 31, 2006 and 2005 have been restated for the 6% stock dividend declared on April 18, 2006.

SOURCE  First National Bancshares, Inc.
    -0-                             04/21/2006
    /CONTACT:  Jerry L. Calvert of First National Bank of the South,
+1-864-594-5690, or cell, +1-864-590-8858/
    /Web site:  http://www.firstnational-online.com
                http://firstnational-online.mediaroom.com /
    (FNSC)